                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Susan Fedor, Investor Relations
203.894.3288, SUSANFEDOR@VITALWORKS.COM

                    VITALWORKS REPORTS FIRST-QUARTER RESULTS

RIDGEFIELD, Conn., April 22 /PRNewswire/ - VitalWorks Inc. (Nasdaq:VWKS), a leader in healthcare practice management and clinical solution software, today reported financial results for its first quarter ended March 31, 2003.

Total revenues for the quarter increased to $28.6 million from $28.2 million for the March 2002 quarter. Revenues rose slightly primarily due to an increase in services revenue, including EDI (electronic data interchange services).

The company had net income of $2.7 million, or $.06 per diluted share, for the March 2003 quarter, compared to net income of $7.6 million, or $.16 per diluted share, for the corresponding period ended March 31, 2002. The March 2002 quarter included credits of $3.5 million related to the recovery of former officer loans.

Operating income was $3.0 million for the March 2003 quarter. Included in operating income is depreciation and amortization expense of $1.0 million.

VitalWorks ended the quarter with cash and cash equivalents totaling $39.6 million, up from $16.6 million at March 31, 2002 and $39.5 million at year end. Long-term debt totaled $17.5 million at March 31, 2003, which is down from $28.6 million a year ago and $18.9 million at December 31, 2002. In terms of working capital, the company's current ratio is 2.1 to 1, compared to 1.2 to 1 at March 31, 2002 and 1.9 to 1 at year end.

Days sales outstanding (calculated as accounts receivable, net of allowances, divided by quarterly revenues multiplied by 90 days) for the March 2003 quarter was 41 days, down from 45 days for the same quarter of the prior year.

"While the environment for IT spending remains constrained, which reinforces the importance of focused expense management, we believe the market position of our medical applications combined with our strong financial condition will allow us to continue to realize solid operating results," said Joseph Walsh, president and CEO.

VITALWORKS REPORTS FIRST-QUARTER RESULTS (CONTINUED)             APRIL 22, 2003


Given the effects of the weakened economy, the company currently expects its full-year results for 2003 to be at the low end of previously announced estimated ranges, which were projected revenues of $124 million to $130 million, operating income of $18 million to $22 million and net income of $.33 to $.40 per diluted share. These estimates assume, among other things, an effective income tax rate of less than 2% due primarily to the company's net operating loss carryforwards, and depreciation and amortization expense of approximately $5 million.

ABOUT VITALWORKS

VitalWorks Inc. is a leading provider of information management technology and services targeted to healthcare practices and organizations throughout the United States. The company provides IT-based solutions for general medical practices and has specialty-specific products and services for practices such as radiology, anesthesiology, ophthalmology, emergency medicine, plastic surgery, and dermatology. VitalWorks also offers enterprise-level systems designed for large physician groups and networks. The company's range of software solutions, which include workflow features related to patient encounters, automate the administrative, financial, and clinical information management functions for physicians and other healthcare providers. VitalWorks provides its clients with ongoing software support, implementation, training, electronic data interchange, or EDI, services for patient billing and claims processing, and a variety of Web-based services. Visit VitalWorks at http://www.vitalworks.com.

SAFE HARBOR STATEMENT

Except for the historical information contained in this press release, the matters discussed are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable and are based on reasonable assumptions and forecasts, including the assumption that there will be no further deterioration in the IT-spending environment; however, you should not place undue reliance on such statements that speak only as of the date hereof. Moreover, these forward-looking statements are subject to a number of risks and uncertainties. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are that generally, the company operates with a minimal amount of software licensing and system sales backlog. Therefore, quarterly and annual revenues and operating results are highly dependent on the volume and timing of the signing of license agreements and product deliveries during each quarter, which are very difficult to forecast. The company's future operating results will fluctuate due to these and other factors, such as: changes in customer purchasing patterns,

VITALWORKS REPORTS FIRST-QUARTER RESULTS (CONTINUED)             APRIL 22, 2003
the length of sales and delivery cycles, the availability of specified computer hardware for resale, the size and timing of orders for products and services, the deferral and/or realization of deferred software license and system revenues according to contract terms, the timing, cost and success of new product and service introductions and product upgrade releases, the company's ability or inability to attract and retain qualified personnel, the timing, cost and level of advertising and promotional programs, competition including product offerings, price and service, changes of accounting estimates used to prepare the prior periods' financial statements, and changing economic, political and regulatory influences. A significant portion of the company's quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Also, management's projections for revenues and operating results include significant sales of new product and service offerings, especially the company's new radiology information system, RadConnect(R) RIS, and HIPAA (Health Insurance Portability and Accountability
Act) related sales and services, which may not be realized. Due to these and other factors, the company's revenues and operating results are very difficult to forecast. A major portion of the company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. Any forward-looking statements should be considered in light of these factors, as well as other risks as detailed in the company's filings with the Securities and Exchange Commission including its most recent annual report on Form 10-K. VitalWorks undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. The financial statements and information as of, and for the periods ended, March 31, 2003 contained in this press release are subject to review and audit by the company's independent auditors.

                                 VITALWORKS INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        MARCH 31,        December 31,
                                                                                           2003              2002
                                                                                        ---------         ---------
ASSETS
Current assets:
 Cash and cash equivalents                                                              $  39,552         $  39,474
 Accounts receivable, net of allowances                                                    12,897            14,130
 Computer hardware held for resale                                                          1,068               629
 Deferred income taxes, net                                                                 1,578             1,578
 Prepaid expenses and other current assets                                                  1,616             1,660
                                                                                        ---------         ---------
TOTAL CURRENT ASSETS                                                                       56,711            57,471
Property and equipment, at cost, less accumulated depreciation
 and amortization                                                                           4,335             4,542
Goodwill                                                                                   20,256            20,256
Product development and deferred finance costs,
 less accumulated amortization                                                              8,965             9,049
Deferred income taxes, net                                                                 25,172            25,172
Other assets                                                                                  921               641
                                                                                        ---------         ---------
Total assets                                                                            $ 116,360         $ 117,131
                                                                                        =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses                                                  $  11,654         $  10,630
 Accrued employee compensation and benefits                                                 1,854             4,636
 Accrued restructuring costs                                                                  981             1,107
 Deferred revenue, including unearned discounts                                             8,709             9,578
 Current portion of long-term debt                                                          4,172             4,300
                                                                                        ---------         ---------
TOTAL CURRENT LIABILITIES                                                                  27,370            30,251
Long-term debt                                                                             13,357            14,641
Other liabilities, primarily unearned discounts re: outsourced printing services           11,335            11,806
Stockholders' equity:
 Preferred stock $.001 par value; 2,000,000 shares authorized;
    none issued
 Common stock $.001 par value; 200,000,000 shares authorized;
    44,925,273 and 44,605,944 shares issued                                                    45                45
 Additional paid-in capital                                                               204,320           203,173
 Accumulated deficit                                                                     (133,595)         (136,313)
 Treasury stock, at cost, 1,985,502 shares                                                 (6,472)           (6,472)
                                                                                        ---------         ---------
TOTAL STOCKHOLDERS' EQUITY                                                                 64,298            60,433
                                                                                        ---------         ---------
Total liabilities and stockholders' equity                                              $ 116,360         $ 117,131
                                                                                        =========         =========

                                 VITALWORKS INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                       2003             2002
                                                     --------         --------
REVENUES
 Maintenance and services                            $ 22,530         $ 21,165
 Software licenses and system sales                     6,043            7,043
                                                     --------         --------
Total revenues                                         28,573           28,208
                                                     --------         --------
COSTS AND EXPENSES
Cost of revenues:
 Maintenance and services                               6,206            5,544
 Software licenses and system sales, includes
    amortization of product development costs
    of $428 and $122                                    2,719            1,594
Selling, general and administrative                    12,248           12,614
Research and development                                3,847            3,175
Depreciation and amortization                             555              604
Credit for loan losses                                                  (3,000)
                                                     --------         --------
                                                       25,575           20,531
                                                     --------         --------
OPERATING INCOME                                        2,998            7,677
Interest income                                            91              570
Interest expense                                         (321)            (591)
                                                     --------         --------
INCOME BEFORE INCOME TAXES                              2,768            7,656
Provision for income taxes                                 50               25
                                                     --------         --------
NET INCOME                                           $  2,718         $  7,631
                                                     ========         ========
EARNINGS PER SHARE
 Basic                                               $   0.06         $   0.19
 Diluted                                             $   0.06         $   0.16
AVERAGE NUMBER OF SHARES OUTSTANDING
 Basic                                                 42,716           39,136
 Diluted                                               46,391           47,211


Note: Certain prior period amounts have been reclassified to conform to the 2003 presentation.